Exhibit 2.1

ASSET PURCHASE AGREEMENT

This Acquisition Agreement (“Agreement”) dated as of November 23, 2011, is made by and between Kat Exploration, Inc., a Nevada corporation (the “Seller”) and Kat Gold Holdings Corp., a Nevada corporation (“Purchaser”).

W I T N E S S E T H:

WHEREAS, the Seller is the record and beneficial owner of one hundred percent (100%) of License #011706M, consisting of 20 claims comprising approximately 500 hectares (the “Collier’s License”);

WHEREAS, the Seller is the record and beneficial owner of one hundred percent (100%) of License #16909M, consisting of 49 claims comprising approximately 1,225 hectares (the “North Lucky License”);

WHEREAS, the Seller is the record and beneficial owner of one hundred percent (100%) of License #015995M, consisting of 6 claims comprising approximately 150 hectares (the “South Lucky License”);

WHEREAS, the Seller is the record and beneficial owner of one hundred percent (100%) of: (i) License #016773M, consisting of 32 claims comprising approximately 800 hectares, (ii) License #015991M, consisting of 21 claims comprising approximately 525 hectares, and (iii) License #018404M, consisting of 102 claims comprising approximately 2550 hectares (collectively, the “ Rusty Ridge License”);

WHEREAS, each of the Collier’s License, the North Lucky License, the South Lucky License and the Rusty Ridge License is at times referred to herein individually as a “License” and collectively as the “Licenses”; and

WHEREAS, the Seller desires to sell all the Licenses to the Purchaser, and the Purchaser desires to purchase each such License from the Seller.

NOW, THEREFORE, in consideration of the mutual benefits to and obligations of the parties contained herein, Purchaser and the Seller agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. As used herein, the following terms shall have the meanings set forth below, except as otherwise expressly provided:

“Assignments” means the assignments covering the Licenses dated as of the date of Closing made by the Seller to Purchaser that are being executed in connection herewith including any document(s) required by the Department of Natural Resources for the Province of Newfoundland and Labrador to record the within transaction.

“Casualty Defect” means, with respect to all or any material portion of the Licenses, any destruction by fire, blowout, leak, explosion or other casualty (above or below ground) or any taking, or pending or threatened taking, thereof in condemnation or under the right of eminent domain.

“Closing” means the completion of certain of the transactions contemplated hereby as described in Section 6.3.

“Closing Date” means the date on which the Closing is completed.

“Closing Documents” means, collectively, the Assignments and any other documents or instruments executed or delivered by or on behalf of the Seller and Purchaser at or in connection with the Closing.

“Common Stock” means the shares of common stock, par value $0.001 per share, of the Purchaser.

“Legal Requirement” means any requirement imposed pursuant to any statute, rule, regulation, order, permit or license of any applicable governmental authority or by any applicable court order.

“Material Adverse Effect” means (i) any diminution in the value of the Subject Interest, (ii) any material and adverse effect on the use or operation of the Subject Interest, or (iii) any material and adverse effect on the ability of Seller to perform its obligations under this Agreement or the Closing Documents.

“Purchase Price” means 135,000,000 shares of Common Stock.

“Subject Interest” means all of the Seller’s rights, title and/or interest in and to the Licenses.

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Section 1.2 Rules of Construction. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement. All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. Unless the context otherwise requires: words in the singular form shall be construed to include the plural and vice versa; words in any gender include all other genders; references herein to any instrument or agreement refer to such instrument or agreement as it may be from time to time amended or supplemented; and references herein to any person include such person's successors and assigns. This Agreement has been drafted with the joint participation of Seller and Purchaser and shall be construed neither against nor in favor of either such party but in accordance with the fair meaning thereof.

ARTICLE II

TRANSACTIONS

Section 2.1 Purchase and Sale. Subject to and in accordance with the terms hereof, the Seller hereby agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from the Seller, the Subject Interest for the Purchase Price, and the parties agree to execute and deliver the Closing Documents.

Section 2.2 The Purchase Price. The Purchase Price for the Subject Interest acquired pursuant to Section 2.1, is an aggregate of 135,000,000 shares of Common Stock (the “Shares”), allocated as follows: (i) 38,000,000 Shares for the Collier’s License, (ii) 13,000,000 Shares for the North Lucky License, (iii) 20,000,000 Shares for the South Lucky License, and (iv) 64,000,000 Shares for the Rusty Ridge License.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER

The Seller hereby represents and warrants to the Purchaser, both as of the date of this Agreement and as of the Closing Date, as follows:

(a)      Existence and Authorization. The Seller has the right, power, authority and qualifications necessary to conduct its business and own its properties (including the Subject Interest), and has the right, power and authority to execute and deliver this Agreement and the Closing Documents, to perform all of its obligations under the same and to convey to Purchaser the Subject Interest, subject, however, to bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors rights generally and to general principles of equity.

(b)      No Conflicts. The execution, delivery and performance by the Seller of this Agreement and the Closing Documents will not (i) violate any provision of law or any rule, regulation, order, writ, judgment, decree or determination currently in effect having applicability to the Seller, (ii) result in a breach of or constitute a default under any agreement binding or affecting the Subject Interest (or the Seller with respect to the Subject Interest) or any other material agreement or instrument to which the Seller is a party or by which the Seller or the Seller's properties may be currently bound or affected. The Seller is not in default under any order, writ, judgment, decree, determination, agreement or instrument in any manner that now or in the future could reasonably be expected to have a Material Adverse Effect on the Subject Interest.

(c)      Consents, Preferential Rights and Required Notices. All consents necessary to permit the valid conveyance to Purchaser of the Subject Interest and execution and delivery of this Agreement and the Closing Documents have been obtained.

(d)      Enforceability. This Agreement has been duly executed and delivered by the Seller. This Agreement constitutes, and as of the Closing Date each of the Closing Documents to which the Seller is a party will constitute, the legal, valid and binding acts and obligations of the Seller, enforceable against the Seller in accordance with its terms.

(e)      Effective Conveyance of Property Interest. Upon due execution and delivery by the Seller of the Assignment, (i) the Assignments will constitute the legal, valid and binding conveyance of the Subject Interest, and (ii) the Subject Interest will constitute an interest in the Collier’s License (consisting of 20 claims), the North Lucky License (consisting of 49 claims), the South Lucky License (consisting of 6 claims) and the Rusty Ridge License (consisting of 155 claims) under the laws of the Province of Newfoundland and Labrador.

(f)      Disclosure. To the best of Seller's knowledge, there is no material fact that has not been disclosed to Purchaser that might reasonably be expected to materially and adversely affect the value of the Subject Interest.

(g)      Litigation. There are no suits or proceedings pending or, to the knowledge of the Seller, threatened against the Seller or the Subject Interest that involve (i) a dispute or claim concerning title to the Subject Interest, (ii) any actual or purported lien, security interest, charge or burden upon any of the Subject Interest, or (iii) any other claim which could reasonably be expected to materially and adversely affect a transferee of the Subject Interest.

(h)      Acquisition for Investment. The Seller is acquiring the Shares solely for its own account for the purpose of investment and not with a view to or for sale in connection with distribution. The Seller does not have a present intention to sell or otherwise dispose of the Shares, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of the Shares to or through any person or entity; provided, however, that by making the representations herein, the Seller does not agree to hold the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with United States federal and state securities laws applicable to such disposition. The Seller acknowledges that it is able to bear the financial risks associated with an investment in the Shares and that it has been given full access to such records of the Purchaser and to the officers of the Purchaser and received such information as it has deemed necessary or appropriate to conduct its due diligence investigation and has sufficient knowledge and experience in investing in companies similar to the Purchaser in terms of the Purchaser’s stage of development so as to be able to evaluate the risks and merits of its investment in the Purchaser.

(i)      Status of the Seller. The Seller has knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of investing in the Shares. The Seller is not a broker-dealer or an affiliate of a broker-dealer.

(j)      No General Solicitation. The Seller acknowledges that the Shares have not been offered to the Seller by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which the Seller was invited by any of the foregoing means of communications.

(k)      Rule 144. The Seller understands that the Shares must be held indefinitely unless they are registered under the United States Securities Act of 1933, as amended (the “Securities Act”) or an exemption from registration is available. The Seller is familiar with Rule 144 of the rules and regulations of the United States Securities and Exchange Commission promulgated under the Securities Act (“Rule 144”), and the Seller has been advised that Rule 144 may permit the resale of the Shares only under certain circumstances. The Seller understands that to the extent that Rule 144 is not available, the Seller will be unable to sell any Shares without either registration under the Securities Act or the existence of another exemption from such registration requirement.

(l)      General. The Seller understands that the Shares are being issued in reliance on a transactional exemption from the registration requirement of United States federal and state securities laws and that the Purchaser is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Seller set forth herein in order to determine the applicability of such exemptions.

ARTICLE IV

REPRESENTATIONS OF PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

(a)      Existence and Authorization. Purchaser is a corporation formed under the laws of the State of Nevada. The execution, delivery and performance of this Agreement and the transactions described herein have been duly and validly authorized by all necessary action on the part of Purchaser.

(b)      Enforceability. This Agreement has been, and as of the Closing the Closing Documents will have been, duly executed and delivered on behalf of Purchaser. This Agreement constitutes, and as of the Closing each of the Closing Documents to which Purchaser is a party will constitute, the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, subject, however, to bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and to general principles of equity.

(c)      Litigation. There are no suits, actions or other proceedings pending or, to the knowledge of Purchaser, threatened which relate to the transactions contemplated by this Agreement.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1 Conditions to Obligations of Seller. The obligation of the Seller to proceed with the Closing is subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived in whole or in part in writing by the Seller:

(a)      Purchaser shall have performed all covenants and agreements required to be performed by it hereunder at or prior to the Closing.

(b)      Each of Purchaser's representations and warranties contained in Article IV hereof shall be true and correct on and as of the Closing Date as if made on such date.

(c)      The consummation of the Closing on the Closing Date shall not be prohibited by any applicable law or regulation or any applicable order or decree of any federal or provincial court or agency having competent jurisdiction. No suit, action or other proceeding shall be pending (i) that may have any material adverse effect on the Subject Interest or the value thereof, (ii) in which there is sought any remedy to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated in connection herewith.

Section 5.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to proceed with the Closing is subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived in whole or in part in writing by Purchaser:

(a)      The Seller shall have performed all covenants and agreements required to be performed by it hereunder at or prior to the Closing.

(b)      All of Seller's representations and warranties contained in Article III hereof shall be true and correct on and as of the Closing Date as if made on such date.

(c)      The consummation of the Closing on the Closing Date shall not be prohibited by any applicable law or regulation or any applicable order or decree of any federal or provincial court or agency having competent jurisdiction. No suit, action or other proceeding shall be pending (i) that may have any material adverse effect on the Subject Interest or the value thereof, (ii) in which there is sought any remedy to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated in connection herewith.

ARTICLE VI

CLOSING OF TRANSACTION

Section 6.1 Place of Closing. The Closing shall occur at such place and time as mutually agreed upon by the Seller and the Purchaser.

Section 6.2 Closing Documents. At or before the Closing the Assignments shall be duly executed and acknowledged, as applicable, and delivered, in form and substance reasonably satisfactory to Purchaser.

Section 6.3 Funding. Upon receipt by Purchaser of the documents described in Section 6.2, the Closing shall be completed as follows:

(a)      Seller shall irrevocably authorize, and the Seller does hereby irrevocably authorize, Purchaser to accept delivery of and file for record the Assignment.

(b)      Purchaser shall issue to the Seller a certificate evidencing the 135,000,000 Shares constituting the Purchase Price.

(c)      The parties shall take such other actions and make such other deliveries of documents as the parties deem necessary or appropriate to effectuate the conveyance of the Subject Interest to Purchaser and the other transactions contemplated herein and in the other Closing Documents.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Announcements; Confidentiality. Each party covenants and agrees with the other that, subject to applicable law, each party shall promptly advise and consult with the other and obtain the other's written consent before issuing any press release or other public announcement with respect to this Agreement or the transactions described herein. The Seller, however, acknowledges, accepts and agrees that the Purchaser has certain disclosure obligations under the United States Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and will take any and all action it deems necessary or advisable to meet such obligations, including but not limited to making public announcements concerning this Agreement and any related matters. Each party hereto shall hold in confidence this Agreement (except to the extent recorded in public records and as required by the Exchange Act), and any confidential information it has obtained from another party hereto, provided that disclosure thereof shall be permitted: (a) to any shareholder, partner or member of any such party and to the Affiliates of any such party, shareholder, partner or member, (b) to the officers, employees, agents, consultants, auditors and attorneys of any party hereto or any person described in the preceding clause (a), (c) in the course of any arbitration, trial, or other legal proceeding between any of the parties hereto or any shareholder, partner or member of any such party, or the Affiliates of any such party, shareholder, partner or member, (d) to the extent legally required to be disclosed or otherwise subject to legal, judicial, arbitral, regulatory or self-regulatory requests for information or documents, and (e) in connection with any assignment or potential assignment of such party's, shareholder's, partner' or member's rights (provided that each such assignee or potential assignee is made aware that such information is required to be held in confidence).

Section 7.2 Further Assurances. Seller and Purchaser agree to take all such further actions and to execute, acknowledge and deliver all such further documents that are necessary or useful to effectuate the conveyance of the Subject Interest and to carry out the purposes of this Agreement or any of the Closing Documents.

Section 7.3 Survival. The representations, warranties, covenants and agreements in this Agreement and the Closing Documents shall survive the Closing and the consummation of the transactions described herein and therein.

Section 7.4 Expenses. Each party hereto shall pay its own expenses and attorneys’ fees incurred in connection with this transaction. All recording costs, fees and charges relating to the assignment and conveyance of the Subject Interest shall be the expense of Purchaser.

Section 7.5 Notices. All notices, requests, demands, instructions and other communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, mailed by certified mail, postage prepaid and return receipt requested or sent by telecopier, as follows:

(a)                 If to Purchaser, addressed to:

Kat Gold Holdings Corp.

1149 Topsail Rd., Mount Pearl

Newfoundland, A1N 5G2, CANADA

Phone: (709) 368-9223

Fax: (709) 368-9213

(b)                 If to the Seller, addressed to:

Kat Exploration, Inc.

1149 Topsail Rd., Mount Pearl

Newfoundland, A1N 5G2, CANADA

Phone: (709) 368-9223

Fax: (709) 368-9213

or to such other place as either party may designate as to itself by written notice to the other. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notice given by telecopier or e-mail shall be effective upon actual receipt if received during recipient's normal business hours or at the beginning of the next business day after receipt if received after the recipient's normal business hours.

Section 7.6 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed solely and exclusively in accordance with the internal laws of the Province of Newfoundland and Labrador, Canada, without regard to the conflicts of laws principles thereof. The parties hereto hereby irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely and exclusively in a federal or provincial court located in the Province of Newfoundland and Labrador, Canada. By their execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and provincial courts located in the Province of Newfoundland and Labrador, Canada and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in Province of Newfoundland and Labrador, Canada. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements.

Section 7.7 Successors and Assigns. This Agreement shall be binding upon and, subject to the following restriction, shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 7.8 Entire Agreement; Amendments; Waivers. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions described herein, superseding all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter. This Agreement may not be amended and no rights hereunder may be waived except by a written document signed by the party to be charged with such amendment or waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Each party acknowledges that it has read and understands the terms of this and has had the opportunity to consult with legal, tax and accounting counsel and advisers of its choice concerning the meaning and effect hereof and thereof. No party has relied upon any other party or its counsel or advisers with respect to the meaning or effect of any such agreement or instrument.

Section 7.9 Counterparts. This Agreement may be executed by Purchaser and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

IN WITNESS OF THE FOREGOING, Seller and Purchaser have each executed and delivered this Agreement as of the date first above written.

KAT GOLD HOLDINGS CORP.

Per:	Kenneth Stead
Title:	Chief Executive Officer

KAT EXPLORATION, INC.

Per:	Kenneth Stead
Title:	Chief Executive Officer